FOR IMMEDIATE RELEASE	NEWS
August 18, 2020	NYSE: NGS
Exhibit 99.1

Natural Gas Services Group, Inc.
Reports Second Quarter 2020 Financial and Operating Results

MIDLAND, Texas August 18, 2020 - Natural Gas Services Group, Inc. (“NGS” or the “Company”) (NYSE:NGS), a leading provider of natural gas compression equipment and services to the energy industry, today announced financial results for the three and six months ended June 30, 2020.

Second Quarter 2020 Highlights

•Company demonstrated its resilience during the second quarter despite a very challenging environment.
◦Net income of $165,000 ($0.01 per diluted share).
◦Adjusted EBITDA of $6.5 million, an increase of 13.0% over the first quarter of 2020 and an increase of 5.3% when compared to the second quarter of 2019. Please see Non-GAAP Financial Measures – Adjusted EBITDA, below.
◦Rental revenue of $15.1 million, an increase of 11.5% over the second quarter of 2019.
◦Modest increase in unit and horsepower utilization in June that remained stable in July, reflecting greater stability in oil prices and partial restoration of shut-in production.
•Company has ample liquidity and is maintaining capital spending discipline
◦$15.5 million of cash, low debt ($0.4 million), and a $15 million income tax receivable at the end of the second quarter.
◦Forecasted capital expenditures of $8-$10 million for the second half of 2020 backed by recent rental order that will require $6+ million in capital.

Additional Discussion of the Quarter

Revenue: Total revenue for the three months ended June 30, 2020 decreased to $17.4 million from $19.9 million for the three months ended June 30, 2019. This decrease was primarily due to a drop in sales revenue (65.5% decrease) resulting from reduced compressor sales offset by increased rental revenue. Rental revenue increased 11.5% to $15.1 million in the second quarter of 2020 from $13.6 million in the second quarter of 2019 due to a greater number of large horsepower units being rented. Total revenue decreased 2.7% to $17.4 million in the second quarter of 2020 compared to $17.9 million in the first quarter of 2020 primarily due to a 6.0% decrease in rental revenue that was partially offset by a 38.5% increase in sales revenue. This sequential decrease in rental revenue was due to shut-ins, rate reductions and unit returns in April and May after oil prices collapsed due to the COVID-19 pandemic and resulting crude oil demand destruction. As oil prices stabilized starting around June 1, we received restart notices on several wells that were recently shut-in, as utilization improved and unit pricing stabilized.

Gross Margins: Total gross margins decreased 12.6% to $2.7 million for the three months ended June 30, 2020 compared to $3.1 million for the same period in 2019. Total adjusted gross margin, exclusive of depreciation, for the three months ended June 30, 2020, increased $0.1 million to $8.8 million from $8.7 million for the same period ended June 30, 2019. This improvement was attributable to increased rental revenue and higher rental margins mostly offset by lower sales revenue and lower sales margins. Sequentially, total gross margin increased 30.6% to $2.7 million for the three months ended June 30, 2020 compared to $2.0 million for the three months ended March 31, 2020. Excluding depreciation, total adjusted gross margin increased 8.5% to $8.8 million during the second quarter of 2020 compared to $8.1 million during the first quarter of 2020. This sequential increase was due to increases in sales revenue, sales margins and rental margins that were partially offset by a decrease in rental revenue. Sales margins increased due to higher margin compressor sales as well as improved labor efficiency in our fabrication facilities, while rental margins increased mostly due to a significant decrease in maintenance and repair expense during the second quarter. Please see discussions of Non-GAAP Financial Measures - Adjusted Gross Margin, below.

Operating (Loss) Income: Operating loss for the three months ended June 30, 2020 was $148,000 compared to operating income of $302,000 for the three months ended June 30, 2019. This increase in operating loss was mainly due to lower sales revenue, lower sales margins and higher depreciation expense partially offset by higher rental revenues and improved rental margins. Operating loss in the second quarter of 2020 decreased to $148,000 compared to an operating loss of $273,000 during the first quarter of 2020. This sequential improvement was due to increases in sales revenue, sales margins and rental margins that were partially offset by a decrease in rental revenue and higher selling, general and administrative ("SG&A") expenses during the second quarter. SG&A increased by $501,000 sequentially due to the impact of an unrealized gain on deferred compensation that impacted first quarter SG&A while an unrealized loss on deferred compensation impacted the second quarter.

Net Income: Net Income for the three months ended June 30, 2020 was $165,000 compared to $327,000 in net income for the three months ended June 30, 2019. This decrease in net income was mainly due to lower sales revenue, lower sales margins and higher depreciation expense partially offset by higher rental revenues, improved rental margins, and higher other income. Second quarter 2020 other income was impacted by an unrealized gain on company-owned life insurance (related to deferred compensation) of approximately $170,000 as well a $206,000 gain on sale or disposal of assets. Sequentially, net income during the second quarter of 2020 was $165,000 compared to $4.1 million during the first quarter of 2020. The first quarter of 2020 was impacted by a $4.9 million current income tax benefit due to net operating loss carrybacks that are now allowed under the CARES Act. After excluding this income tax benefit, the Company generated an adjusted net loss of $808,000 in the first quarter of 2020 compared to $165,000 of net income during the second quarter. This sequential improvement was due to increases in sales revenue, sales margins, rental margins and other income that were partially offset by a decrease in rental revenue and higher SG&A expenses during the second quarter. Second quarter 2020 other income was positively impacted by the factors mentioned above, while other income during the first quarter of 2020 was negatively impacted by an unrealized loss on company-owned life insurance of approximately $262,000. Please see discussions of Non-GAAP Financial Measures - Adjusted Net Loss, below.

Earnings per share: For the second quarter of 2020, the Company reported earnings per diluted share of $0.01 compared to earnings per diluted share of $0.02 in the second quarter of 2019. Sequentially, the Company reported earnings per diluted share of $0.01 compared to earnings per diluted share of $0.30 in the first quarter of 2020. After adjusting for the $4.9 million income tax benefit during the first quarter of 2020, the Company generated an adjusted net loss per diluted share of $0.06. Please see discussions of Non-GAAP Financial Measures - Adjusted Net Loss, below.

Adjusted EBITDA: Adjusted EBITDA increased 5.3% to $6.5 million for the three months ended June 30, 2020 compared to $6.2 million for the same period in 2019. This increase was attributable to higher rental revenue and rental margins partially offset by lower sales revenue and lower sales margins. Sequentially, adjusted EBITDA increased 13.0% to $6.5 million for the three months ended June 30, 2020 compared to $5.8 million in the previous quarter. This increase was attributable to higher sales revenue, higher sales margins, higher rental margins, and increased other income partially offset by lower rental revenues and higher SG&A expenses. Please see discussion of Non-GAAP Financial Measures - Adjusted EBITDA, below.

Cash flow: At June 30, 2020, cash and cash equivalents were approximately $15.5 million, while working capital was $54.2 million and total debt was $417,000. For the first six months of 2020, cash flow from operating activities was $14.8 million, while cash flow used in investing activities was $10.8 million. Our cash flow used in investing activities included $11.0 million in capital expenditures, of which $9.5 million was rental capital expenditures.

Commenting on Second Quarter 2020 results, Stephen C. Taylor, President and CEO, said:
“In spite of continued weakness in energy demand and volatile energy commodity prices – largely a result of the effects of the COVID-19 pandemic - NGS posted solid financial results in the second quarter. Our ability to react rapidly to reduce our cost structure and respond to our customers’ needs resulted in less impact than many in our industry on both our income statement and financial condition.

We have been able to address our customers’ requests for pricing and shut-in assistance while maintaining a strong financial position. While our revenues declined in the quarter, we were able to post sequential gains in both gross margin and EBITDA.

As importantly, we continued to strengthen our balance sheet and liquidity position, even in this very challenging market environment. NGS delivered free cash flow during the quarter and grew our cash balance to $15.5 million, from $13.1 million at the end of the first quarter. Our liquidity position has continued to strengthen into the third quarter as our cash balance at the end of July was approximately $17 million.

While commodity prices have improved from the trough, they remain well below levels that will spur significant oilfield activity. While business has improved, the pace has been slow and inconsistent, a trend we expect to gradually improve through the balance of the year. That said, we are seeing new opportunities for which we are uniquely qualified, and believe our fabrication capabilities, superior service and strong financial position will allow us to capitalize on those opportunities.”

Selected data: The tables below show, for the three and six months ended June 30, 2020 and 2019, revenues and percentage of total revenues, along with our gross margin and adjusted gross margin (exclusive of depreciation and amortization), as well as, related percentages of revenue for each of our product lines. Adjusted gross margin is the difference between revenue and cost of sales, exclusive of depreciation.

	Revenue
	Three months ended June 30,				Six months ended June 30,
	2020		2019		2020		2019
	(in thousands)
Rental	$15,131	87%	$13,572	68%	$31,231	88%	$26,959	71%
Sales	2,008	11%	5,814	29%	3,458	10%	9,939	26%
Service & Maintenance	266	2%	509	3%	606	2%	988	3%
Total	$17,405		$19,895		$35,295		$37,886

	Gross Margin
	Three months ended June 30,				Six months ended June 30,
	2020		2019		2020		2019
	(in thousands)
Rental	$2,432	16%	1,381	10%	$4,629	15%	$3,090	11%
Sales	$78	4%	1,327	23%	$(283)	(8)%	$1,687	17%
Service & Maintenance	$159	60%	345	68%	$365	60%	$664	67%
Total	$2,669	15%	3,053	15%	$4,711	13%	$5,441	14%

	Adjusted Gross Margin (1)
	Three months ended June 30,				Six months ended June 30,
	2020		2019		2020		2019
	(in thousands)
Rental	$8,502	56%	$6,959	51%	16,705	53%	$14,126	52%
Sales	148	7%	1,395	24%	(141)	(4)%	1,821	18%
Service & Maintenance	166	62%	350	69%	381	63%	682	69%
Total	$8,816	51%	$8,704	44%	$16,945	48%	$16,629	44%

(1) For a reconciliation of adjusted gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures - Adjusted Gross Margin” below.

Non-GAAP Financial Measure - Adjusted Gross Margin: “Adjusted Gross Margin” is defined as total revenue less cost of sales (excluding depreciation expense). Adjusted gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation expense), which are key operating components. Adjusted gross margin differs from gross margin in that gross margin includes depreciation expense. We believe adjusted gross margin is important because it focuses on the current operating performance of our operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations. Depreciation expense reflects the systematic allocation of historical property and equipment values over the estimated useful lives.

Adjusted gross margin has certain material limitations associated with its use as compared to gross margin. Depreciation expense is a necessary element of our costs and our ability to generate revenue. Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of the company's performance. As an indicator of operating performance, adjusted gross margin should not be considered an alternative to, or more meaningful than, gross margin as determined in accordance with GAAP. Adjusted Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate adjusted gross margin in the same manner.

The following table calculates gross margin, the most directly comparable GAAP financial measure, and reconciles it to adjusted gross margin:

	Three months ended June 30,		Six months ended June 30,
	(in thousands)		(in thousands)
	2020	2019	2020	2019
Total revenue	$17,405	$19,895	$35,295	37,886
Costs of revenue, exclusive of depreciation	(8,589)	(11,191)	(18,350)	(21,257)
Depreciation allocable to costs of revenue	(6,147)	(5,651)	(12,234)	(11,188)
Gross margin	2,669	3,053	4,711	5,441
Depreciation allocable to costs of revenue	6,147	5,651	12,234	11,188
Adjusted Gross Margin	$8,816	$8,704	$16,945	$16,629

Non-GAAP Financial Measures - Adjusted EBITDA: “Adjusted EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization, impairment of goodwill, increases in inventory allowance and retirement of rental equipment. Adjusted EBITDA is a measure used by management, analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, Adjusted EBITDA gives the investor information as to the cash generated from the operations of a business. However, Adjusted EBITDA is not a measure of financial performance under accounting principles GAAP, and should not be considered a substitute for other financial measures of performance. Adjusted EBITDA as calculated by NGS may not be comparable to Adjusted EBITDA as calculated and reported by other companies. The most comparable GAAP measure to Adjusted EBITDA is net income (loss).

The following table reconciles our net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Three months ended June 30,		Six months ended June 30,
	(in thousands)		(in thousands)
	2020	2019	2020	2019
Net income	$165	$327	$4,247	$425
Interest expense	8	4	11	8
Income tax expense (benefit)	57	152	(4,486)	210
Depreciation and amortization	6,301	5,720	12,541	11,297
Adjusted EBITDA	$6,531	$6,203	$12,313	$11,940

Non GAAP Financial Measures - Adjusted Net Loss: From time to time, management may publicly disclose certain “non-GAAP financial measures”, such as adjusted net loss, below, in our earnings releases, financial presentations or earnings conference calls. These non-GAAP measures are not in accordance with, or a substitute for, measures prepared in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations that would be reflected in measures determined in accordance with GAAP. Adjusted operating loss in the first quarter of 2020 excludes an income tax benefit related to a recent tax law change.

The reconciliation of net loss to adjusted net loss for the three months ended March 31, 2020 is as follows:

	Three months ended March 31, 2020
	(in thousands)	per diluted share(1)
Reported net income	$4,082	$0.30
Income tax benefit related to recent tax law change	(4,890)	(0.36)
Adjusted net loss	$(808)	$(0.06)

Note:
(1) For the three months ended March 31, 2020, options to purchase 182,839 weighted average shares of common stock with exercise prices ranging from $14.89 to $33.36 were not included in the computation of reported earnings per diluted share due to their antidilutive effect. In addition, restricted stock and stock options were not included in the computation of adjusted loss per diluted share due to their antidilutive effect.

Conference Call Details:

Teleconference: Tuesday, August 18, 2020 at 10:00 a.m. Central (11:00 a.m. Eastern).  Live via phone by dialing 877-358-7306, pass code “Natural Gas Services”.  All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three and six months ended June 30, 2020.

About Natural Gas Services Group, Inc. (NGS): NGS is a leading provider of gas compression equipment and services to the energy industry. The Company manufactures, fabricates, rents, sells and maintains natural gas compressors and flare systems for oil and natural gas production and plant facilities. NGS is headquartered in Midland, Texas, with fabrication facilities located in Tulsa, Oklahoma and Midland, Texas, and service facilities located in major oil and natural gas producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Cautionary Note Regarding Forward-Looking Statements: Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results. Those risks include, among other things: the potential impacts of the COVID-19 pandemic on the Company’s business; a prolonged, substantial reduction in oil and natural gas prices which could cause a decline in the demand for NGS's products and services; the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K, as well as the Company’s Form 10-Q for the quarterly period ended March 31, 2020, as filed with the Securities and Exchange Commission.

For More Information, Contact:	Alicia Dada, Investor Relations
(432) 262-2700 Alicia.Dada@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)

	June 30, 2020	December 31, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$15,451	$11,592
Trade accounts receivable, net of allowance for doubtful accounts of $972 and $918, respectively	11,674	9,106
Inventory	15,761	21,080
Federal income tax receivable	14,992	—
Prepaid income taxes	95	40
Prepaid expenses and other	637	597
Total current assets	58,610	42,415
Long-term inventory, net of allowance for obsolescence of $37 and $24, respectively	1,123	1,068
Rental equipment, net of accumulated depreciation of $173,462 and $162,348, respectively	215,853	217,742
Property and equipment, net of accumulated depreciation of $12,771 and $12,847, respectively	22,160	21,869
Right of use assets - operating leases, net of accumulated amortization of $258 and $158, respectively	510	604
Intangibles, net of accumulated amortization of $1,946 and $1,883, respectively	1,213	1,276
Other assets	1,690	1,603
Total assets	$301,159	$286,577
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,188	$1,975
Accrued liabilities	2,538	2,287
Line of credit	417	417
Current operating leases	183	189
Deferred income	125	640
Total current liabilities	4,451	5,508
Deferred income tax liability	41,744	31,243
Long-term operating leases	327	415
Other long-term liabilities	1,780	1,718
Total liabilities	48,302	38,884
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 13,286 and 13,178 shares issued, respectively	133	132
Additional paid-in capital	111,489	110,573
Retained earnings	141,725	137,478
Treasury Shares, at cost, 38 shares	(490)	(490)
Total stockholders' equity	252,857	247,693
Total liabilities and stockholders' equity	$301,159	$286,577

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except earnings per share) (unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenue:
Rental income	$15,131	$13,572	$31,231	$26,959
Sales	2,008	5,814	3,458	9,939
Service and maintenance income	266	509	606	988
Total revenue	17,405	19,895	35,295	37,886
Operating costs and expenses:
Cost of rentals, exclusive of depreciation stated separately below	6,629	6,613	14,526	12,833
Cost of sales, exclusive of depreciation stated separately below	1,860	4,419	3,599	8,118
Cost of service and maintenance, exclusive of depreciation stated separately below	100	159	225	306
Selling, general and administrative expenses	2,663	2,682	4,825	5,175
Depreciation and amortization	6,301	5,720	12,541	11,297
Total operating costs and expenses	17,553	19,593	35,716	37,729
Operating (loss) income	(148)	302	(421)	157
Other income (expense):
Interest expense	(8)	(4)	(11)	(8)
Other income, net	378	181	193	486
Total other income, net	370	177	182	478
Income (loss) before provision for income taxes	222	479	(239)	635
Income tax (expense) benefit	(57)	(152)	4,486	(210)
Net income	$165	$327	$4,247	$425
Earnings per share:
Basic	$0.01	$0.02	$0.32	$0.03
Diluted	$0.01	$0.02	$0.32	$0.03
Weighted average shares outstanding:
Basic	13,237	13,134	13,197	13,100
Diluted	13,480	13,462	13,448	13,368

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)
	Six months ended
	June 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,247	$425
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,541	11,297
Deferred income taxes	399	219
Stock-based compensation	1,066	1,137
Bad debt allowance	63	55
Gain on sale of assets	(273)	(37)
Loss (gain) on company owned life insurance	92	(131)
Changes in operating assets and liabilities:
Trade accounts receivables	(2,631)	(4,219)
Inventory	5,262	2,311
Federal income tax receivable	(14,992)	—
Prepaid expenses and prepaid income taxes	(95)	(225)
Accounts payable and accrued liabilities	(536)	(4,287)
Deferred income	(515)	32
Deferred tax liability increase due to tax law change	10,103	—
Other	71	192
NET CASH PROVIDED BY OPERATING ACTIVITIES	14,802	6,769
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of rental equipment, property and other equipment	(10,989)	(29,724)
Purchase of company owned life insurance	(196)	(111)
Proceeds from sale of property and equipment	383	26
Proceeds from sale of deferred compensation mutual fund	10	—
Proceeds from insurance claims of property and equipment	—	11
NET CASH USED IN INVESTING ACTIVITIES	(10,792)	(29,798)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loan	4,601	—
Repayment of loan	(4,601)	—
Payments from other long-term liabilities, net	(2)	(10)
Proceeds from exercise of stock options	—	505
Taxes paid related to net share settlement of equity awards	(149)	(183)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(151)	312
NET CHANGE IN CASH AND CASH EQUIVALENTS	3,859	(22,717)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	11,592	52,628
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$15,451	$29,911
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$11	$8
Income taxes paid	$63	$45
NON-CASH TRANSACTIONS
Transfer of rental equipment components to inventory	$—	$347
Transfer of prepaids to rental equipment and inventory	$—	$574
Right of use asset acquired through an operating lease	$5	$126